Exhibit 10.18

EXECUTION COPY

Third Amendment To Development and Clinical Supplies Agreement*

This Amendment, dated September 29, 2010 by and between 3M Company, and 3M Innovative Properties Company having a principal office at 3M Center, Building 275-3E-10, St. Paul, MN  55144-1000 (hereinafter “3M”), and Radius Health Inc. having a principal office at 300 Technology Square, Cambridge, MA (hereinafter “Radius”) amends the Development and Clinical Supplies Agreement dated June 19, 2009  (hereinafter “the Agreement”) as follows:

RECITALS:

A.           Whereas, 3M and Radius have previously entered into a Development and Clinical Supplies Agreement dated June 19, 2009 for the development and delivery of clinical supplies up through Phase II for a BA058 coated MTS  product (“Product”) and have entered into a Second Amendment to the Agreement dated September 16, 2010 (the “Agreement”);

B.             Whereas, Radius also requires additional clinical supplies, including chronic dermal toxicology supplies

C.             Whereas, Radius  may require stability testing of any clinical or toxicology  supplies provided by 3M;

D.            Whereas, to meet Radius required timing, 3M must invest in additional facilities and equipment;

E.              Whereas Radius is willing to guaranty repayment of a portion of the planned work to enable 3M to justify its investment in the event that Radius does not expend certain additional sums with 3M under existing and future Workplans by Dec 20, 2011 ;

F.              Whereas, all terms of the Agreement not explicitly amended by this Amendment shall remain in full force and effect.  To the extent not modified or defined by this Amendment, all capitalized and defined terms shall have the meaning ascribed to them in the Agreement.

NOW, THEREFORE, in consideration of the Recitals (which are incorporated herein) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree to amend the Agreement as follows:

1.                                       3M shall provide approximately [*] ([*]) chronic dermal toxicology supplies (at two doses and Placebo) in amounts shown in the table below.  3M shall invoice Radius for such supplies on a time and material basis.  The estimated cost for the Chronic Dermal Toxicology supplies is $[*].

* Confidential Treatment Requested by the Registrant. Redacted Portion Filed Separately with the Commission.

The chronic dermal toxicology supplies will be produced in two runs. The first of each lot is targeted to be manufactured by [*]. The second of each lot is targeted to be completed by [*].

	[*] mcg dose	[*] mcg dose	Placebo
[*] Month Tox	[*]	[*]	[*]
Extras	[*]	[*]	[*]
Retains	[*]	[*]	[*]
Release	[*]	[*]	[*]
Stability	[*]	[*]	[*]
	[*]	[*]	[*]
Needed Arrays	[*]	[*]	[*]

2.                                       3M shall conduct a stability protocol on the two doses of the chronic dermal toxicology supplies. The stability protocol shall include two storage conditions: 5C/ambient humidity with [*] ([*]) pull[*] ([*] months), not including release, and 25C/60%RH with [*] pull[*] at [*] ([*]) month. 3M shall also conduct a limited stability protocol on the ready-to-coat (RTC) solutions for the chronic dermal toxicology supplies.  The stability protocol shall include one storage condition: 5C/ambient humidity with [*] ([*]) pull[*] ([*] months) for each solution. The RTC solution will also be tested prior to each manufacturing run for confirmation of formulation. 3M shall invoice Radius [*] Dollars ($[*]) per pull point for stability testing at the conclusion of testing of the each pull for any requested stability work.

3.                                       Radius understands that for 3M to meet Radius’ requirements under paragraph 1.3M will need to invest in additional facilities and equipment and that the expected revenue from providing these requirements is not sufficient to cover 3M’s investment.  Therefore, Radius agrees that if Radius does not fund at least $[*] of work under existing and future Workplans, including the cost of  supplies above and the $[*] payment made pursuant to the Second Amendment to the Agreement dated September 16, 2010, starting after the effective date of this Amendment and ending by no later than [*], or if Radius terminates the Agreement without cause or 3M terminates the Agreement for cause and at the time of such termination or expiration Radius has not expended an aggregate $[*] of work during the period from the effective date of this Amendment until the effective date of termination, 3M shall invoice Radius any shortfall from this amount by [*] and Radius shall pay 3M unless otherwise agreed by 3M.

* Confidential Treatment Requested by the Registrant. Redacted Portion Filed Separately with the Commission.

4.                                       Notwithstanding the foregoing, in the event that the results from Radius Phase Ia study from either application sites (the [*] or the [*]) meet the criterion listed below, Radius shall be obligated to pay for any shortfall under the circumstances set forth in paragraph 3.

Criteria for Phase Ia results:

•                  Cmax of low dose OR mid dose will be equal to or exceed [*]% of the Cmax associated with the [*] mcg SC dose

•                  Cmax of mid dose OR high dose will be equal to or exceed 125% of the Cmax associated with the [*] mcg SC dose

5.                                       Except to the extent expressly amended by this Third Amendment, all of the terms, provisions and conditions of the Agreement are hereby ratified and confirmed and shall remain in full force and effect.  The term “Agreement”, as used in the Agreement, shall henceforth be deemed to be a reference to the Agreement as amended by this Third Amendment.

6.                                       This Third Amendment may be executed in counterparts, each of which will be deemed an original with all such counterparts together constituting one instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed in duplicate as of the date and year the last Party signs below.

ACCEPTED AND AGREED TO:

3M COMPANY		Radius Health Inc.

By	/s/ Jim A. Vaughan	By	/s/ B. N. Harvey

Print Name	Jim A. Vaughan	Print Name	B. N. Harvey

Title	Division VP & GM	Title	SVP and CFO

Date	10/7/2010	Date	September 29, 2010

3M INNOVATIVE PROPERTIES COMPANY

By	/s/ Robert W. Sprague

Print Name	Robert W. Sprague

* Confidential Treatment Requested by the Registrant. Redacted Portion Filed Separately with the Commission.

Title	Secretary

Date	October 5, 2010

ACR # 201004143